EXHIBIT 10.1 — SUMMARY OF BOARD COMPENSATION
During the year ending February 3, 2007, non-employee directors of Pacific Sunwear of California, Inc. (the “Company”) receive compensation for their services to the Board of Directors and related committees as follows:

Amount	Description
$30,000	Board member annual retainer, disbursed in five equal payments for each regularly scheduled Board meeting.

10,000	Audit committee chairman annual retainer, disbursed in same manner as Board member annual retainer.

5,000	Non-audit committee chairman annual retainer, disbursed in same manner as Board member annual retainer.

3,000	Attendance fee for each in-person Board meeting.

1,250	Attendance fee for each telephonic Board meeting or committee meeting of any kind.
All directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. Each non-employee director of the Company receives an annual stock-based award grant to purchase 9,000 shares of Company common stock, with an exercise price equal to the closing market price of the Company’s common stock on the date of the grant. Seth R. Johnson, who is the Chief Executive Officer of the Company, is not paid any fees or additional remuneration for his services as a member of the Board of Directors.
On August 16, 2006, the Board of Directors approved a modification to the compensation structure for non-employee directors of the Board, effective immediately. As modified, the compensation structure will be as follows:

Amount	Description
$50,000	Lead director annual retainer, disbursed in five equal payments for each regularly scheduled Board meeting.

30,000	Annual retainer for all other non-employee directors, disbursed in five equal payments for each regularly scheduled Board meeting.

10,000	Audit committee chairman annual retainer, disbursed in same manner as Board member annual retainer (excludes lead director).

5,000	Non-audit committee chairman annual retainer, disbursed in same manner as Board member annual retainer (excludes lead director).

3,000	Attendance fee for each in-person Board meeting.

1,250	Attendance fee for each telephonic Board meeting or committee meeting of any kind.
     All directors are and will continue to be reimbursed for expenses incurred in attending meetings of the Board of Directors. Each non-employee director of the Company currently receives, and will continue to receive, an annual stock-based award grant to purchase 9,000 shares of Company common stock, with an exercise price equal to the closing market price of the Company’s common stock on the date of the grant. Seth R. Johnson, who is the Chief Executive Officer of the Company, is not and will not be paid any fees or additional remuneration for his services as a member of the Board of Directors.